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                                                                   EXHIBIT 23-I

                     CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

Board of Directors
Ameritech Corporation
30 South Wacker Drive
Chicago, IL 60606

Re: Registration Statement (File No. 333-56141) of SBC Communications Inc.

Ladies and Gentlemen:

  Reference is made to our opinion letter dated May 10, 1998 as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Ameritech Corporation (the "Company") of the exchange ratio of 1.316 shares of common stock, par value $1.00 per share, of SBC Communications Inc. ("SBC") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of May 10, 1998, among SBC, SBC Delaware, Inc., a wholly-owned subsidiary of SBC, and the Company.

  The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

  In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--The Merger--Opinions of Financial Advisors-- Ameritech", "THE MERGER--Background of the Merger", and "THE MERGER--Opinions of Financial Advisors--Ameritech" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.